Zipcar Renews Asset Backed Securitization Facility with Credit Agricole CIB

Continued Relationship to Fund 2012 Domestic Fleet Expansion on Favorable Terms

May 10, 2012

CAMBRIDGE, Mass., May 10, 2012 /PRNewswire/ -- Zipcar, Inc. (Nasdaq: ZIP), the world's leading car sharing network, today announced it has renewed its asset backed securitization (ABS) program with Credit Agricole Corporate and Investment Bank.  First announced in May 2010 and extended in May 2011, this renewed facility provides an aggregate of $50 million in variable funding to support Zipcar's growing domestic fleet. The one-year renewal represents an improvement on the terms of the current agreement.

"As we continue to grow and expand in both new and existing markets, achieving lower cost of vehicle funding is extremely important to our success.  We are pleased to continue to work with Credit Agricole CIB to renew our ABS facility on more attractive terms to help cover our 2012 fleet expansion at a competitive financing rate," said Zipcar CFO Ed Goldfinger.

"The relationship between Zipcar and Credit Agricole Corporate and Investment Bank has been very positive for both parties, and we're happy to extend for an additional year to support Zipcar's fleet securitization," said Sam Pilcer, a Managing Director at Credit Agricole CIB. "The terms of the extension continue to allow financing that is competitive and attractive to help Zipcar further grow their domestic fleet."

About Zipcar
Zipcar is the world's leading car-sharing service with over 700,000 members and 9,000 vehicles in urban areas and college campuses throughout the United States, Canada, the United Kingdom and Spain. Zipcar offers more than 30 makes and models of self-service vehicles by the hour or day to residents and businesses looking for an alternative to the high costs and hassles of owning a car. More information is available at www.zipcar.com.  Photos and b-roll footage are available for media purposes at www.zipcar.mediaroom.com.

About Credit Agricole Corporate and Investment Bank
Credit Agricole CIB is the Corporate and Investment Banking arm of the Credit Agricole Group, the world`s sixth-largest bank by total assets (The Banker, 2011, July). Credit Agricole CIB offers its clients a comprehensive range of products and services in capital markets, brokerage, investment banking, structured finance, corporate banking and international private banking. The bank provides support to clients in large international markets through its network with a presence in major countries in Europe, Americas, Asia and Middle East. For more information about Credit Agricole CIB, please visit www.ca-cib.com

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks, uncertainties and other factors, including statements with respect to growth of Zipcar's fleet and expansion into existing and new markets.   Among the factors that could cause our actual results to differ materially from those indicated by such forward-looking statements include ability to profitably attract new members and retain existing customers, adverse economic conditions in general and adverse economic conditions specifically affecting the markets in which the Company operates, the Company's ability to compete effectively, the Company's ability to manage growth and other risks detailed in the Company's filings with the Securities and Exchange Commission, which are available at www.sec.gov. All forward-looking statements reflect our expectations only as of the date of this release and should not be relied upon as reflecting our views, expectations or beliefs at any date subsequent to the date of this release.